Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement Nos. 333-138503, 333-138503-01 and 333-138503-02
on Form S-3 of our reports dated February 27, 2006, relating to the consolidated financial statements and financial statement schedule of Southern Company, and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2005, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
January 10, 2007